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                                                                  EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of March 17, 2000, by and between THE WACKENHUT CORPORATION, a Florida corporation, its successor or successors (the "COMPANY"), and GEORGE R. WACKENHUT (the "EXECUTIVE").

         The Executive is presently an executive officer of the Company and the parties wish to continue their employment relationship on the terms of this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1.       EMPLOYMENT.

         a. RETENTION. The Company agrees to employ the Executive, and the Executive agrees to accept such employment, subject to the terms and conditions of this Agreement.

         b. EMPLOYMENT TERM. The period during which the Executive shall serve as an Executive of the Company shall commence on the date hereof and, unless earlier terminated pursuant to Section 4 of this Agreement, shall expire on the third anniversary of the date hereof (the "Employment Term"). Thereafter, this Agreement and the Employment Term shall be automatically renewed for successive one year terms, unless either party shall deliver a written notice to the other party during the last calendar month of the initial three-year term or any successive one-year term of this Agreement advising the other party that this Agreement and the Employment period shall be terminated at the end of such term.

         c. DUTIES AND RESPONSIBILITIES. During the Employment Term, the Executive shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Board of Directors of the Company (the "Board").

2. LOYALTY. Executive agrees that during the Employment Term, he will devote such time that is reasonably necessary to perform his duties and responsibilities.

3. COMPENSATION. During the Employment Term, the Company agrees to pay, and Executive agrees to accept, the amounts set forth below:

         a. BASE SALARY. As compensation for all services rendered by Executive in performance of his duties or obligations under this Agreement, Company shall pay Executive an annual base salary of one million five hundred eighty-four thousand dollars ($1,584,000) (the "Base Salary"). Such base salary shall be increased (but not decreased) from time to time in the sole discretion of the Board or the Compensation Committee of the Board. Such base salary shall be payable in equal installments, no


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                  less frequently than monthly, pursuant to the Company's
                  customary payroll policies in force at the time of payment, less any required or authorized withholding or payroll deductions. In addition, the Executive shall be eligible to receive, on an annual basis a bonus (the "Bonus") in such amounts and subject to such targets and incentives as set forth in the Designated Executive Officer Bonus Plan. In no event shall any such Bonus be less than thirty five percent (35%) of the Executive's Base Salary, subject to satisfaction of applicable targets and incentives.

         b. EXECUTIVE BENEFITS. In addition to receiving the Base Salary provided for in Section 3a., Executive shall be entitled during the Employment Term to participate in all retirement (subject to any eligibility requirements with respect to any tax-qualified retirement plans), deferred compensation, health, dental, disability, life insurance and fringe benefits or programs now or hereafter established by the Company which cover the Company's executives or its employees.

         c. VACATION. Executive shall be entitled to receive six weeks of paid vacation for each year during the Employment Term and shall be entitled to receive paid holidays as enjoyed by all other employees of the Company.

         d. EXPENSES. The Company agrees to reimburse Executive for all reasonable expenses incurred by him in providing services under this Agreement in accordance with its policies and practices regarding expense reimbursement then in effect.

         e. AUTOMOBILE ALLOWANCE. Executive shall be entitled to receive an automobile allowance in accordance with The Wackenhut Corporation Executive Automobile Policy (the " Executive Automobile Policy") as in effect on the date hereof. Both the Company and Executive shall be responsible for paying the costs related to Executive's automobile in accordance with the terms of the Executive Automobile Policy.

         f. CLUB MEMBERSHIP. The Company will provide Executive with a corporate membership to a country club mutually acceptable to Executive and to the Company, including initiation fees and monthly dues.

4. TERMINATION OF EMPLOYMENT. At any time during the Employment Term, the Executive or the Company shall have the right to terminate the Employment Term for any reason effective upon delivery of written notice to the other party. Upon any such termination, (i) the Company shall pay to the Executive the unpaid portion of his Salary, payable through the date of Executive's termination, when and as the same would have been due and payable hereunder but for such termination and all of the Executive's vested accrued benefits as of the date of termination of employment that the Executive is entitled to under the Company's benefit plans, (ii) the Company shall transfer all of its interest in any automobile used by the Executive pursuant to the Executive Automobile Policy and shall pay the balance of any outstanding loans or leases on such automobile (whether such obligations are those of the Executive or the Company) so that the Executive owns the automobile outright (in the event


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         such automobile is leased, the Company shall pay the residual cost of such lease); and (iii) the Retirement Benefit (as defined in Section 5 Below).

5. RETIREMENT BENEFITS. Upon the termination of the Employment Term for any reason, the Company shall provide the Executive and his spouse with an annual Retirement Benefit (as defined below). The Retirement Benefit shall be provided annually to the Executive and his spouse for the remainder of the Executive's life, and upon the Executive's death, the Retirement Benefit shall be provided to his spouse for the remainder of her life. For purposes of this Agreement, the "Retirement Benefit" shall mean any benefits or perquisites requested by the Executive (or in the event of his death, his spouse), which shall not exceed $250,000 per year in total cost to the Company. The Retirement Benefit may include, but is not limited to, health and life insurance, office space, secretarial services, country club dues, living expenses, travel allowances and automobile allowances.

         a. EQUALIZATION PAYMENT. If any of the Retirement Benefit will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") to enable the Executive to pay the entire amount of any Excise Tax imposed upon the Retirement Benefit and any federal, state and local income tax and Excise Tax imposed upon the Gross-Up Payment. The Gross-Up Payment is intended to place the Executive in the same economic position he would have been in if the excise tax did not apply. The Gross-Up Payment shall be paid to the Executive within 60 days from the expiration of the Employment Term. For purposes of determining the Gross-Up Payment pursuant to this
                  Section 5.a, the Retirement Benefit shall also include any amounts which would be considered "Parachute Payments" (within the meaning of Section 280G(b)(2) of the Code) to the Executive.

         b. TAX RATES. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

         c. TAX CALCULATION. Within 30 days from the expiration of the Employment Term, the Company shall deliver to the Executive a written statement (the "Gross-Up Statement") specifying the total amount of the Gross-Up Payment (if any), together with all supporting calculations. If the Executive disagrees with the Company's calculation of said payment, the Executive shall submit to the Company, no later than 30 days after receipt of the Company's calculations, a written notice advising the Company of the disagreement and setting forth his calculation of said payments. The Executive's failure to submit such notice within such period shall be conclusively


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                  deemed to be an agreement by the Executive as to the amount of the Gross-Up Payment. If the Company agrees with the Executive's calculations, it shall pay any shortfall to the Executive within 20 days after receipt of such a notice from the Executive, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Gross-Up Statement through the actual date of payment of said shortfall. If the Company does not agree with the Executive's calculations, it shall provide the Executive with a written notice within 20 days after the receipt of the Executive's calculations advising the Executive that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to an independent "Big 5" accounting firm which is not the regular accounting firm of the Company and which is agreed to by the Company and the Executive within 10 days after issuance of the Company's notice of disagreement (if the parties cannot agree on the identity of the accounting firm which is to resolve the dispute, the accounting firm shall be selected by means of a coin toss conducted in Palm Beach County, Florida by counsel to the Executive on the first business day after such 10 day period in such manner as such counsel may specify). The accounting firm shall review all information provided to it by the parties and submit a written report setting forth its calculation of the GrossUp Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to the Executive within 5 days after the accounting firm submits its written report, together with interest thereon accruing at the rate of 18 percent per annum, compounded monthly, from the original due date of the Gross-Up Statement through the actual date of payment of said shortfall.

         d. SUBSEQUENT RECALCULATION. In the event the Internal Revenue Service imposes an Excise Tax with respect to the Retirement Benefit that is greater than the Excise Tax calculated hereunder, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole in accordance with the principles set forth above, including any interest and penalties which may be imposed.

6. NO MITIGATION AND REEMPLOYMENT. Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Agreement upon his termination of employment (whether by seeking new employment or in any other manner), nor shall any such payment or benefit be reduced by any earnings or benefits that Executive may receive from any other source. Notwithstanding anything else in this Agreement to the contrary, subsequent reemployment of the Executive by the Company or any successor of the Company following a Change in Control will not cause the Executive to forfeit any payment or benefit contemplated by this Agreement upon his termination of employment

7. RELEASE AND INDEMNITY. The Company hereby fully and forever releases, acquits, discharges and holds the Executive harmless from any and all, and all manner of, actions and causes of


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         action, claims, suits, costs, debts, sums of money, claims and demands, presently known or unknown, whatsoever in law or equity or otherwise, which the Company ever had, now has or may now have, or will have in the future, by reason of any matter, cause or thing whatsoever, from the beginning of the world and all times thereafter. The preceding sentence does not apply to any matters, events, actions, claims, damages or losses arising from, in connection with or relating to (i) any intentional illegal conduct of the Executive, or (ii) conduct of the Executive after the Executive ceases to be employed by the Company. The Company at all times shall indemnify, save harmless and reimburse the Executive, from and against any and all demands, claims, liabilities, losses, actions, suits or proceedings, or other expenses, fees, or charges of any character or nature, which the Executive may incur or with which they may be threatened with, arising from, in connection with, relating to or arising as a result of Executive's employment by the Company or any other relationship that the Executive has with the Company as an officer, director, agent shareholder or otherwise, including without limitation settlement costs and attorneys' fees and court costs at trial and appellate levels which the Executive may incur in connection with settling, defending against or resisting any of the foregoing. The Company shall pay to the Executive any amounts due with respect to said indemnity within 5 business days after the Executive issues a written demand therefor to the Company. The provisions of this section are an expansion of any rights that the Executive may have with respect to the subject matter, and no other agreement or arrangement which the Company may have that benefits the Executive with respect to the subject matter hereof shall be superseded or limited in any way as a result of the parties entering into this Agreement.

8. NOTICES. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when received at the address specified herein. In the case of Executive, notices shall be delivered to him at the home address which he has most recently communicated to the Company in writing. In the case of the Company, notices shall be delivered to the Company's corporate headquarters, and all notices shall be directed to the attention of the Company's Chief Executive Officer, with a copy to the Company's General Counsel.

9. MODIFICATION AND WAIVER. This Agreement shall not be canceled, rescinded or revoked, nor may any provision of this Agreement be modified, waived or discharged unless the cancellation, rescission, revocation, modification, waiver or discharge is agreed to in writing and signed by Executive and by the President or Chairman of the Board of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

10. COMPLETE AGREEMENT. This Agreement supersedes all previous employment agreements entered into by Executive and the Company. This Agreement does not affect any deferred compensation agreements, nonqualified retirement plans or any other agreements entered into by the parties.


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11.      NO ASSIGNMENT. No right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect. This Agreement is binding on all successors of the Company, whether by merger, consolidation, purchase or otherwise, and all references to the Company shall also include references to any such successor.

12. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with and subject to, the laws of the State of Florida applicable to Agreements made and to be performed entirely within such State, as to all matters governed by state law or, if controlling, by applicable federal law.

13. SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

14. LITIGATION; VENUE. Any action at law or in equity under this Agreement shall be brought in the courts of Palm Beach County, Florida, and in no other court (whether or not jurisdiction can be established in another court). Each party hereto waives the right to argue that venue is not appropriate in the courts of Palm Beach County, Florida. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY, THIS WAIVER BEING A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

15. EXPENSES. The Company shall reimburse the Executive for all legal and/or accounting expenses he incurs in connection with the execution, delivery and enforcement of his rights under this Agreement.

16. WITHHOLDING. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                          [Signatures on the Next Page]


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         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

SIGNED, SEALED AND DELIVERED                  EXECUTIVE:
IN THE PRESENCE OF:


/s/ Rey Ramirez                               /s/ GEORGE R. WACKENHUT
-----------------------------------           ---------------------------------
PRINT NAME OF WITNESS BELOW:                  GEORGE R. WACKENHUT

Rey Ramirez
---------------------------------
                                              Date:
/s/ Victor Stebnicki
---------------------------------                  ----------------------------
PRINT NAME OF WITNESS BELOW:
---------------------------------
Victor Stebnicki
                                              THE WACKENHUT CORPORATION

/s/ Patricia Delinois                         By: /s/ RICHARD R. WACKENHUT
-----------------------------------           ---------------------------------
PRINT NAME OF WITNESS BELOW:                  Name: Richard R. Wackenhut
Patricia Delinois                                   Title: President and Chief
-----------------------------------                  Executive Officer

/s/ JC Tissot
---------------------------------

PRINT NAME OF WITNESS BELOW:

JC Tissot                                      Date:       3/17/00
---------------------------------                    --------------------------




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